AGREEMENT FOR TRANSFER OF OWNERSHIP

BETWEEN

GULF PEARL LTD.

and

GONUMERICAL LTD.

And

PRECIOUS INVESTMENTS INC.

PRECIOUS INVESTMENTS INC. (PINK) agrees to transfer all intellectual property rights it has that have been initiated, derived, developed or acquired as part of the BITGEMS diamond marketplace and PINKCOIN cryptocurrency projects, including without limitation, computer software, designs, branding, markets, graphic designs, Internet domains, formulas, algorithms, source code, programs, know-how, tests, performance data, processes, production methods, technological innovations, discoveries, inventions, other works of authorship, and any improvements to all such property, whether or not patentable, copyrightable, or subject to trade-mark, and also includes any recorded material, notes or records defining, describing, or illustrating any such intellectual property go GULF PEARL LTD. and GONUMERIOCAL LTD. (the Consultants)

In addition, PINK agrees to transfer complete ownership of its wholly owned British Virgin Islands subsdiary BITGEMS ASSET MANAGEMENT LTD (BAM) to the Consultants and for the current members of BAM’s board to resign, both within five business days of executing this agreement. PNIK agrees to pay for all expenses related to the transfer of ownership. PNIK affirms and ensures that BAM has no debts or obligations to any party and has not broken any laws of the British Virgin Islands during the course of doing business. PNIK shall ensure that the current company secretary and all present and future company formation services, including virtual office services, registered office services, accounting or auditing services and any other services including present and future services related to maintaining and operating BAM in the British Virgin Islands that PNIK or BAM has paid for or any of these services tha any other party has paid for on the behalf of BAM or PNIK, with the ABM Group or any other party, will remain in effect for BAM and The Consultants until the date of Jan, 6, 2017.

In return, the Consultants agree to return their share of restricted stock of PNIK in full to PNIK.

This agreement was signed by all parties in Toronto, Canada.

Precious Investments Inc. Signature:	Gulf Pearl Ltd. Signature:
Gulf Pearl Ltd. Signature: